Exhibit No. 21


      Madison Gas and Electric Company and Consolidated Subsidiaries

                      SUBSIDIARIES OF THE REGISTRANT


As of December 31, 1998, the Company owned 100 percent of the voting securities of the following subsidiaries (all Wisconsin corporations):

- MAGAEL INC. - holds title to property acquired by the Company for future utility plant expansion and nonutility property.

- Central Wisconsin Development Corporation - assists new and expanding businesses throughout Central Wisconsin by participating in planning, financing, property acquisition, joint ventures, and associated activities.

- Great Lakes Energy Corp. - Inactive. (See Item 1, page I-1, Item 7, page II-5, and Item 8, page F-16, for discussion on the sale of GLENCO's remaining assets.)

- Wisconsin Resources Corporation - Inactive.

- North Central Technologies, Inc. - Inactive.

- Mid America Technologies, Inc. - Inactive.

As of December 31, 1998, Great Lakes Energy Corp. owned 100 percent of the voting securities of the following subsidiary (a Wisconsin corporation):

- American Energy Management, Inc. - Inactive. (See Item 1, page I-1,
Item 7, page II-5, and Item 8, page F-16, for discussion on the sale of AEM's remaining assets.)